Form 10-K, Exhibit 13
period 1995-12-31
BK I REALTY INC; BK II PROPERTIES INC; BK III RESTAURANTS INC
filed 1996-04-01
CIK 783462, 783463, 783464

EXHIBIT 13.1

CERTIFICATES OF PARTICIPATION
1995 ANNUAL REPORT

       Certificates of Participation ("COPs"), formed in 1985, is an assignment by the respective general partners of Burger King Limited Partnerships I, II and III ("BK-I", "BK-II" and "BK-III", respectively, or, collectively, the "Partnerships") of some of the rights to participate in the profits, losses and gains of, and to receive distributions from the Partnerships. BK-I, BK-II and BK-III are public limited partnerships that have been in operation since April 1982, January 1983 and May 1984, respectively. At December 31, 1995, the Partnerships owned a total of 63 Burger King restaurants (the "Properties"), located throughout the United States, which are leased on a long-term net lease basis to franchisees of Burger King Corporation ("Burger King"). The Partnerships' principal investment objectives are to make regular cash distributions and to realize long-term appreciation from the sale of the Properties.

Administrative Inquiries         Performance Inquiries/Form 10-Ks
Address Changes/Transfers        First Data Investor Services Group
Service Data Corporation         P.O. Box 1527
2424 South 130th Circle          Boston, Massachusetts 02104-1527
Omaha, Nebraska 68144-2596       Attn:  Financial Communications
(800) 223-3464 (select option 1) (800) 223-3464 (select option 2)



Contents

                1       Message to Investors

                        BK I Realty Inc.
                4       Independent Auditors' Report
                5       Balance Sheets
                5       Statements of Changes in Stockholder's Deficit
                6       Statements of Operations
                6       Statements of Cash Flows
                7       Notes to Financial Statements

			BK II Properties Inc.
		11	Independent Auditors' Report
		12	Balance Sheets
		12	Statements of Changes in Stockholder's Deficit
		13	Statements of Operations
		13	Statements of Cash Flows
		14	Notes to Financial Statements

			BK III Restaurants Inc.
		18	Independent Auditors' Report
		19	Balance Sheets
		19	Statements of Changes in Stockholder's Deficit
		20	Statements of Operations
		20	Statements of Cash Flows
		21	Notes to Financial Statements

_________________________ MESSAGE TO INVESTORS __________________________

Presented for your review is the 1995 Annual Report for Certificates of Participation ("COPs"). This report includes an overview of the Partnerships' cash distributions and financial performance, a sales update on each of the Partnerships, and the audited financial statements for the years ended December 31, 1995, 1994 and 1993.

Cash Distributions
COPs holders receive their pro rata share of the cash distributions assigned by BK III Restaurants Inc. ("GP-III"), the general partner of BK-III, on a quarterly basis in accordance with BK-III's partnership agreement (the "BK-III Partnership Agreement"). Their pro rata share of the cash distributions assigned by BK I Realty Inc. ("GP-I") and BK II Properties Inc. ("GP-II"), the general partners of BK-I and BK-II, respectively, are distributed on an annual basis in accordance with their respective partnership agreements (the "BK-I Partnership Agreement" and the "BK-II Partnership Agreement," respectively).

COPs holders have received aggregate distributions of $60.39 per Unit for 1995, including the 1995 fourth quarter distribution in the amount of $37.92 per Unit which was paid on February 7, 1996. The 1995 fourth quarter COPs distribution represented your share of the annual net cash flow from operations for BK-I and BK-II, and net cash flow from operations during the fourth quarter of 1995 for BK-III. Distributions for the year included a distribution of net proceeds from the sale of three of BK-I's Properties in the first quarter of 1995 totalling $5.05 and net proceeds from the sale of one of BK-II's Properties in the second quarter of 1995 totalling $0.39 per Unit.

It is important to note that net proceeds from the sales of Properties represent a return of capital and consequently reduce your COPs Unit size. Since the inception of COPs, cumulative cash distributions have totaled $752.20 per original $1,000 Unit, including $33.90 per Unit received as a return of capital. Consequently, each COPs Holder's Unit has been reduced to $966.10.

Sales Update
GP-I has been pursuing efforts to market BK-I's remaining 10 Properties for sale. While GP-I has had discussions with a number of institutions and other third parties interested in purchasing the Properties, an environmental issue at a restaurant located in Greenfield, Wisconsin (the "Greenfield Property") has delayed efforts to effect a sale. BK-I has proposed site-specific clean-up standards for the site to the Wisconsin Department of Natural Resources and is currently awaiting their response, which is taking longer than originally anticipated. The sale of BK-I's remaining Properties will be delayed until the costs associated with an approved remediation plan can be determined. Once the remediation issue is resolved, GP-I will attempt to sell BK-I's remaining Properties and intends to distribute the net proceeds from the sale of the Properties to the partners in accordance with the terms of the BK-I Partnership Agreement.

BK-II has agreed to sell 17 of BK-II's Properties owned in fee simple and to assign all of its rights in 11 of BK-II's Properties subject to ground leases to U.S. Restaurant Properties Operating L.P., a Delaware limited partnership (the "Buyer"), pursuant to an Agreement of Purchase and Sale, dated as of October 11, 1995, as amended as of January 9, 1996 (the "Purchase Agreement"). Pursuant to the terms of the Purchase Agreement, the Buyer agreed to acquire the Properties for consideration in the amount of $17,025,000 in cash (the "Purchase Price"), subject to adjustments and prorations for base and percentage rents as well as certain other charges payable in respect of the Properties and adjustments in respect of certain closing costs (the "Proposed Sale"). The Purchase Price is also subject to an increase of $200,000 to an aggregate of $17,225,000 if the Partnership elects to include a Property located in Marietta, Georgia (the "Marietta Property") in the Proposed Sale. GP-II is pursuing parties that may have an interest in purchasing the Marietta Property for a price in excess of $200,000. If GP-II is unable to locate a potential buyer to purchase the Marietta Property on appropriate terms, BK-II would, in all likelihood, include the Marietta Property in the Proposed Sale.

Pursuant to the BK-II Partnership Agreement, the unitholders of BK-II ("BK-II Unitholders") have the right to vote (assuming certain conditions described in the BK-II Partnership Agreement are met) only upon certain matters, and BK-II's Unitholders voting a majority in interest may, without the concurrence of GP-II, cause, among other things, the disapproval of any sale of all or substantially all of the assets of BK-II in a single sale. The Proposed Sale would constitute a sale of all or substantially all of BK-II's assets. Accordingly, BK-II's Unitholders have the right to disapprove the Proposed Sale.

A proxy statement was mailed to the BK-II Unitholders on March 25, 1996 (the "Proxy") which describes the terms of the Proposed Sale and presents the BK-II Unitholders with the opportunity to call a meeting to consider whether to disapprove the Proposed Sale. In order to effect a vote to disapprove the Proposed Sale, BK-II Unitholders holding 10% or more in interest of the outstanding limited partnership units of BK-II (the "BK-II Units") must submit written requests for a meeting of the BK-II Unitholders pursuant to the BK-II Partnership Agreement. While GP-II may call a meeting of the BK-II Unitholders for any purpose, GP-II believes that the Proposed Sale is in the best interest of the BK-II Unitholders and has, therefore, determined not to call a meeting for the purpose of considering the disapproval of the Proposed Sale. However, if BK-II receives written requests from BK-II Unitholders holding 10% or more in interest of the BK-II Units on or before April 30, 1996, GP-II will b e required to call a meeting of the BK-II Unitholders to consider the disapproval of the Proposed Sale. If a meeting of the BK-II Unitholders is called, and the Proposed Sale is disapproved by a majority in interest of the BK-II Unitholders, the Purchase Agreement will be terminated pursuant to its terms, and BK-II will continue to operate the Properties and distribute the cash flow from operations to the partners of BK-II in accordance with the BK-II Partnership Agreement. If, however, a meeting of the BK-II Unitholders is called, and the BK-II Unitholders holding less than a majority in interest vote to disapprove the Proposed Sale, the Proposed Sale will be consummated pursuant to the terms and subject to the conditions set forth in the Purchase Agreement.

BK-III is currently analyzing market conditions to determine when BK-III's remaining Properties should be marketed for sale. Until all of BK-III's Properties are sold, BK-III intends to continue operating the Properties and distributing cash flow from operations to the partners of BK-III in accordance with the terms of the BK-III Partnership Agreement.

Financial Highlights
For the years ended December 31,

                                                1995            1994
	BK I Realty Inc.
		Equity in earnings of BK-I	$ 49,322	$ 89,234
                Net Income                        34,190          59,579
		Net Income attributable
                   to COPs Unitholders            27,352          47,663
                Net Income per COPs Unit(1)(2)      8.87           15.45

	BK II Properties Inc.
                Equity in earnings of BK-II     $ 94,130        $ 97,210
                Net Income                        62,415          64,073
		Net Income attributable
                   to COPs Unitholders            49,932          51,258
                Net Income per COPs Unit(1)(2)     16.19           16.62

	BK III Restaurants Inc.
		Equity in earnings of BK-III	$ 80,307	$ 84,786
                Net Income                        54,119          56,858
		Net Income attributable
                   to COPs Unitholders            43,295          45,486
                Net Income per COPs Unit(1) (2)    14.04           14.75

        (1) Net income per COPs Unit represents 80% of the net income of GP-I, GP-II and GP-III, respectively, divided by the total number of COPs' Units outstanding.

        (2) 3,084 COPs Units outstanding.

Property Operations
We are pleased to report that the same-store sales for the Properties for the year ended December 31, 1995 increased from 1994. Same-store sales results are an important statistic since they eliminate the effect of Property dispositions and allow for an accurate comparison of sales from year-to-year. Furthermore, growth in same-store sales measures the ability of mature stores, like those owned by the Partnerships, to withstand competition and to increase existing sales through efficient operations and advertising. Rental income received by the Partnerships from the franchisees of the Properties is the greater of a minimum annual base rent or 8.5% of the Properties' annual food and beverage sales.

Sales at the Properties have increased as a result of Burger King's aggressive marketing efforts, such as the .99 cent Whopper promotion and the tie-in promotions with The Walt Disney Company, which have generally contributed to increases in the volume of sales at participating restaurants.

Summary
The ultimate performance of COPs is dependent on a number of variables, including the future operating performance of the Properties and the net proceeds realized from the sale of the Properties. Although we have been relatively pleased with the operating performance of the Properties and will attempt to continue to maximize future cash distributions, based on the projected resale values of the Properties and estimated cash flow from operations, it is possible that COPs Unitholders may not ultimately receive total cash distributions equal to their initial $1,000 per Unit investment. As previously mentioned, since the inception of COPs, cumulative cash distributions to COPs Unitholders have totaled $752.20 per original $1,000 Unit. We will provide you with an update on the status of the Partnerships' operations in future correspondence.

Very truly yours,

Certificates of Participation

By:	BK I Realty Inc.
        BK II Properties Inc.
        BK III Restaurants Inc.
        General Partners


        /s/Rocco F. Andriola
By:	Rocco F. Andriola
        President

March 29, 1996

_____________________________ BK I REALTY INC. ______________________________

INDEPENDENT AUDITORS' REPORT

The Stockholders
BK I Realty Inc.:

We have audited the financial statements of BK I Realty Inc. as listed in the accompanying index. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of BK I Realty Inc. as of December 31, 1995 and 1994, and the results of its operations and its cash flows for each of the years in the three-year period ended December 31, 1995, in conformity with generally accepted accounting principles.

KPMG PEAT MARWICK LLP

Boston, Massachusetts
February 9, 1996

Balance Sheets
December 31, 1995 and 1994

Assets                                  1995            1994

Investment in Burger King
Limited Partnership I (Note 2)          $ (62,210)      $ (15,052)

Liabilities and Stockholder's Deficit

Liabilities:
        Distributions payable (Note 5)  $  22,878       $  73,385

                Total Liabilities          22,878          73,385

Stockholder's Deficit:
        Common stock, $1.00 par value:
        authorized, issued and
        outstanding 1,000 shares            1,000           1,000
        Additional paid-in capital        409,699         394,567
        Accumulated deficit              (495,787)       (484,004)

          Total Stockholder's Deficit     (85,088)        (88,437)

          Total Liabilities
          and Stockholder's Deficit     $ (62,210)      $ (15,052)


Statements of Changes in Stockholder's Deficit
For the years ended December 31, 1995, 1994 and 1993

                                                Additional
                                     Common     Paid-in         Accumulated
                         Total       Stock      Capital         Deficit

Stockholder's deficit at
  December 31, 1992      $ (68,447)  $1,000     $339,345        $(408,792)
Net income                  53,140        -            -           53,140
Distributions (Note 5)     (83,459)       -            -          (83,459)
Capital contribution
  (Note 3)                  25,567        -       25,567                -

Stockholder's deficit at
  December 31, 1993        (73,199)   1,000      364,912         (439,111)
Net income                  59,579        -            -           59,579
Distributions (Note 5)    (104,472)       -            -         (104,472)
Capital contribution
  (Note 3)                  29,655        -       29,655                -

Stockholder's deficit at
  December 31, 1994        (88,437)   1,000      394,567         (484,004)
Net income                  34,190        -            -           34,190
Distributions (Note 5)     (45,973)       -            -          (45,973)
Capital contribution
(Note 3)                    15,132        -       15,132                -

Stockholder's deficit at
  December 31, 1995       $(85,088)  $1,000     $409,699        $(495,787)

See accompanying notes to the financial statements.

Statements of Operations
For the years ended December 31, 1995, 1994 and 1993

                                                1995    1994    1993

Equity in earnings of Burger King Limited
        Partnership I (Note 2)                  $49,322 $89,234 $78,707
Income taxes (Note 3)                            15,132  29,655  25,567

        Net Income                              $34,190 $59,579 $53,140


	Net Income per COP unit
                (3,084 outstanding)              $ 8.87 $ 15.45 $ 13.78

Statements of Cash Flows
For the years ended December 31, 1995, 1994 and 1993

Cash Flows from Operating Activities:
                                1995            1994            1993

Net income                      $ 34,190        $ 59,579        $  53,140
Adjustments to reconcile
net income to net cash
provided by operating
activities:
        Equity in earnings
        of Burger King Limited
        Partnership I            (49,322)        (89,234)        (78,707)
        Contributions to capital  15,132          29,655          25,567

Net cash provided by
operating activities                   -               -               -

Cash Flows from
Financing Activities:

        Distributions from
        Burger King Limited
        Partnership I             96,480          92,878         127,892
        Cash distributions paid  (96,480)        (92,878)       (127,892)

Net cash provided by
financing activities                   -               -               -

Net change in cash                     -               -               -
Cash at beginning of year              -               -               -

Cash at end of year             $      -        $      -        $      -

See accompanying notes to the financial statements.

Notes to Financial Statements
December 31, 1995, 1994 and 1993

1. Summary of Significant Accounting Policies
BK I Realty Inc. ("GP-I"), formerly Shearson/BK Realty, Inc., is an affiliate of Lehman Brothers Inc ("Lehman"). GP-I was incorporated on November 24, 1981 and was organized solely to serve as general partner of Burger King Limited Partnership I ("BK-I"). On July 31, 1993, certain of Shearson Lehman Brothers Inc.'s domestic retail brokerage and management businesses were sold to Smith Barney, Harris Upham & Co. Inc. Included in the purchase was the name "Shearson." Consequently, GP-I's name was changed to delete any reference to "Shearson."

The financial statements of GP-I have been prepared on the accrual basis of accounting.

GP-I's investment in BK-I is accounted for by the equity method. The carrying amount of this investment is increased (decreased) by the GP-I's share of the earnings (losses) of BK-I and decreased by distributions received from BK-I.

Net income per COP's unit represents 80% of GP-I's net income divided by the total number of COP's units outstanding. For the years ended December 31, 1995, 1994 and 1993, there were 3,084 COP's units outstanding.

2. Investment in Burger King Limited Partnership I
BK-I was formed on December 14, 1981, for the purpose of acquiring, constructing, improving, holding, and maintaining Burger King restaurants (the "Properties"). The Properties are leased on a long-term net basis to franchisees of Burger King Corporation. BK-I owned 10, 13 and 23 restaurants at December 31, 1995, 1994 and 1993, respectively. GP-I purchased the general partnership interest for $1,000.

Following is a summary of BK-I's balance sheets as of December 31, 1995 and 1994, and statements of operations for the years ended December 31, 1995, 1994 and 1993:

Balance Sheets
December 31, 1995 and 1994

Assets                                 1995            1994

Real estate at cost (Note 4):
  Land                          $ 1,113,406     $ 1,415,906
  Buildings                       2,210,836       2,896,441
  Fixtures and equipment            485,306         635,649

                                  3,809,548       4,947,996
Less - accumulated depreciation  (1,961,780)     (2,430,394)

                                  1,847,768       2,517,602

Cash and cash equivalents           973,641       3,128,790
Settlement escrow receivable            ---          95,260
Rent receivable                      65,023          99,980

  Total Assets                  $ 2,886,432     $ 5,841,632


Liabilities and Partners' Capital

Liabilities:
  Accounts payable
  and accrued expenses          $   138,118     $   250,273
  Due to affiliates                   1,300           1,749
  Distributions payable             180,645       2,418,232

    Total Liabilities               320,063       2,670,254

Partners' Capital (Deficit):
  General Partner                   (85,088)        (88,437)
  Limited Partners
  (15,000 interests outstanding)  2,651,457       3,259,815

    Total Partners' Capital       2,566,369       3,171,378

   Total Liabilities
   and Partners' Capital        $ 2,886,432     $ 5,841,632


Statements of Operations
For the years ended December 31, 1995, 1994 and 1993

Income                               1995          1994           1993

Rental income (Note 4)        $ 1,004,195   $ 1,820,012    $ 1,907,913
Interest income                    75,276        40,987         14,955
Miscellaneous income                1,905         2,828          4,262

  Total Income                  1,081,376     1,863,827      1,927,130

Expenses

Depreciation                      118,323       237,368        280,182
Ground lease rent (Note 4)        112,914       171,976        216,777
Management fee (Note 5)            89,129       164,912        169,369
General and administrative        143,493       150,405         76,964

  Total Expenses                  463,859       724,661        743,292

Income from operations            617,517     1,139,166      1,183,838

Other Income

Gains on sales
of properties (Note 4)          1,253,015     2,040,687        550,609

  Net Income                  $ 1,870,532   $ 3,179,853    $ 1,734,447


Net Income Allocated:

To the General Partner        $    49,322   $    89,234    $    78,707
To the Limited Partners         1,821,210     3,090,619      1,655,740

                              $ 1,870,532   $ 3,179,853    $ 1,734,447

Per limited partnership
interest (15,000 outstanding) $    121.41   $    206.04    $    110.38

3. Income Taxes
In February 1992, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 109, "Accounting for Income Taxes" ("Statement 109."). Statement 109 requires a change from the deferred method of accounting for income taxes, as previously required under APB Opinion 11, to the asset and liability method of accounting for income taxes. GP-I adopted Statement 109 as of January 1, 1993. There is no current or cumulative effect of the change in accounting method.

GP-I is included in consolidated Federal, state and local income tax returns of Lehman, its parent corporation. The tax sharing arrangement provides that any taxes attributable to GP-I's portion of Lehman's consolidated tax liability will be reflected as a capital contribution or dividend to GP-I. For financial reporting purposes, income tax expense has been reflected as if GP-I had filed separate income tax returns.

The tax effects of temporary differences are not material at December 31, 1995 and 1994.

Federal, state and local income taxes included on GP-I's financial statements were $15,132, $29,655 and $25,567 for the years ended December 31, 1995, 1994 and 1993, respectively. The effective Federal income tax rate is 15% which is lower than the expected rate of 35% principally due to the deductibility of state, local taxes and the surtax exemption.

4. Note Receivable
The GP-I was partially capitalized by the stockholder issuing a Senior Subordinated Note (the "Note") in the amount of $1,529,951 which bore interest at the rate of 15.25% through maturity on December 1, 1990. In June 1990, the Note was amended and the maturity extended through December 1, 1991, at a rate equal to the bond equivalent yield of the most recently issued one-year United States Treasury bill plus sixty basis points or 7.91%. Additionally, on its anniversary date, the Note is automatically extended for an additional one-year term, at a rate equal to the bond equivalent yield of the most recently issued one-year United States Treasury bill plus 60 basis points. In accordance with the June 1990 amendment, the maturity date was automatically extended to December 1, 1996. At December 31, 1995 and 1994, the interest rate was 5.74% and 6.69%, respectively.

Since no amounts are payable until maturity, for financial reporting purposes, the Note and accrued and unpaid interest, which would be reflected as a reduction in stockholder's equity resulting in no net change in stockholder's equity, has not been recorded in the accompanying financial statements.

5. Distributions
Distributions paid or declared to the GP-I by BK-I aggregated $45,973, $104,472 and $83,459 for the years ended December 31, 1995, 1994 and 1993, respectively. The GP-I distributed $22,878, $73,385 and $61,791 in January 1996, January 1995 and February 1994 for the years ended December 31, 1995, 1994 and 1993, respectively. Of these amounts, $21,217 ($6.88 per COP's unit), $66,648 ($21.61 per COP's unit) and $58,051 ($18.82 per COP's unit) were distributed to COP's holders. Distributions of net proceeds from the sales of Properties amounted to $15,561 ($5.05 per COP's unit), $33,978 ($11.02 per COP's unit) and $8,716 ($2.83 per COP's unit) for the years ended December 31, 1995, 1994 and 1993, respectively.

6. Related Party Transactions
First Data Investor Services Group, Inc., formerly The Shareholder Services Group, an unaffiliated third party, provides GP-I's accounting and investor relations services. Prior to May 1993, these services were provided by an affiliate of GP-I.

7. Real Estate
A.  During the first quarter of 1995, BK-I sold three Properties as follows:

                        Dates   Adjusted        Net             Gain
                        of      Selling         Book            on
        Stores          Sale    Prices*         Values          Sales

        Washington, NC  3/8/95  $  619,944      $180,837        $  439,107
        Carlsbad, NM    3/31/95    728,684       240,175           488,509
        Big Spring, TX  3/31/95    455,898       130,499           325,399

                                $1,804,526      $551,511        $1,253,015


        * Purchase price of the Properties less estimated legal costs related to the sales of the Properties.

B. On September 23, 1994, BK-I notified the Wisconsin Department of Natural Resources ("WDNR") that petroleum and chlorinated compounds were discovered at one of BK-I's Properties located in Greenfield, Wisconsin (the "Greenfield Property"). The WDNR has indicated that under Wisconsin state law, BK-I will be responsible for remediating the site. BK-I has obtained a preliminary cost estimate to remediate the site from an environmental consulting firm. Based on this estimate and in accordance with BK-I's respective Partnership Agreement, BK-I set aside $300,000 from net cash flow from operations to fund the potential environmental remediation costs. On May 26, 1995, BK-I proposed site specific clean-up standards ("Clean-up Standards") on the Greenfield Property for the WDNR's approval. Until the WDNR approves the Clean-up Standards and the costs of the remediation can be assessed, it is extremely difficult for GP-I to move forward with the sale of BK-I's remaining 10 Properties. A s a result, there can be no assurance that the BK-I Properties will be sold during 1996. GP-I currently anticipates that the cost of the environmental remediation should be recovered from the proceeds to be received from the eventual sale of the Greenfield Property.


_________________ BK II PROPERTIES INC.______________________________

INDEPENDENT AUDITORS' REPORT

The Stockholders
BK II Properties Inc.:

We have audited the financial statements of BK II Properties Inc. as listed in the accompanying index. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of BK II Properties Inc. as of December 31, 1995 and 1994, and the results of its operations and its cash flows for each of the years in the three-year period ended December 31, 1995, in conformity with generally accepted accounting principles.

KPMG PEAT MARWICK LLP

Boston, Massachusetts
February 9, 1996


Balance Sheets
December 31, 1995 and 1994


Assets                                  1995            1994

Investment in Burger King
Limited Partnership II (Note 2)         $  23,371       $  28,304


Liabilities and Stockholder's Deficit

Liabilities:
        Distributions payable (Note 5)  $  84,499       $  82,576

                Total Liabilities          84,499          82,576

Stockholder's Deficit:
        Common stock, $1.00 par value:
        authorized, issued and
        outstanding 1,000 shares            1,000           1,000
        Additional paid-in capital        443,147         411,432
        Accumulated deficit              (505,275)       (466,704)

        Total Stockholder's Deficit       (61,128)        (54,272)

          Total Liabilities and
          Stockholder's Deficit         $  23,371       $  28,304


Statements of Changes in Stockholder's Deficit
For the years ended December 31, 1995, 1994 and 1993

                                                   Additional
                                           Common  Paid-in      Accumulated
                                Total      Stock   Capital      Deficit

Stockholder's deficit at
  December 31, 1992             $ (59,324) $1,000  $346,315     $(406,639)
Net income                         62,724       -         -        62,724
Distributions (Note 5)            (90,192)      -         -       (90,192)
Capital contribution (Note 3)      31,980       -    31,980             -

Stockholder's deficit at
  December 31, 1993               (54,812)  1,000   378,295      (434,107)
Net income                         64,073       -         -        64,073
Distributions (Note 5)            (96,670)      -         -       (96,670)
Capital contribution (Note 3)      33,137       -    33,137             -

Stockholder's deficit at
  December 31, 1994               (54,272)  1,000   411,432      (466,704)
Net income                         62,415       -         -        62,415
Distributions (Note 5)           (100,986)      -         -      (100,986)
Capital contribution (Note 3)      31,715       -    31,715             -

Stockholder's deficit at
  December 31, 1995             $ (61,128) $1,000  $443,147     $(505,275)

See accompanying notes to the financial statements.

Statements of Operations
For the years ended December 31, 1995, 1994 and 1993

                                1995            1994            1993

Equity in earnings of
  Burger King Limited
  Partnership II (Note 2)       $ 94,130        $ 97,210        $ 94,704
Income taxes (Note 3)             31,715          33,137          31,980

        Net Income              $ 62,415        $ 64,073        $ 62,724


	Net Income per COP unit
        (3,084 outstanding)      $ 16.19         $ 16.62         $ 16.27

Statements of Cash Flows
For the years ended December 31, 1995, 1994 and 1993

Cash Flows from
Operating Activities:           1995            1994            1993

Net income                      $ 62,415        $ 64,073        $ 62,724
Adjustments to reconcile
net income to net cash
provided by
operating activities:
  Equity in earnings of
  Burger King Limited
  Partnership II                 (94,130)        (97,210)        (94,704)
        Contributions to capital  31,715          33,137          31,980

Net cash provided by
operating activities                   -               -               -

Cash Flows from Financing Activities:

  Distributions from Burger King
  Limited Partnership II          99,063          89,939          99,267
        Cash distributions paid  (99,063)        (89,939)        (99,267)

Net cash provided by
financing activities                   -               -               -

Net change in cash                     -               -               -
Cash at beginning of year              -               -               -

Cash at end of year             $      -        $      -        $      -

See accompanying notes to the financial statements.

Notes to Financial Statements
December 31, 1995, 1994 and 1993

1. Summary of Significant Accounting Policies
BK II Properties Inc. ("GP-II"), formerly Shearson/BK Properties, Inc., is an affiliate of Lehman Brothers Inc. ("Lehman"). GP-II was incorporated on August 17, 1982 and was organized solely to serve as general partner in Burger King Limited Partnership II ("BK-II"). On July 31, 1993, certain of Shearson Lehman Brothers Inc.'s domestic retail brokerage and management businesses were sold to Smith Barney, Harris Upham & Co. Inc. Included in the purchase was the name "Shearson." Consequently, GP-II's name was changed to delete any reference to "Shearson."

The financial statements of GP-II have been prepared on the accrual basis of accounting.

GP-II's investment in BK-II is accounted for by the equity method. The carrying amount of this investment is increased (decreased) by GP-II's share of the earnings (losses) of BK-II and decreased by distributions received from BK-II.

Net income per COP's unit represents 80% of GP-II's net income divided by the total number of COP's units outstanding. For the years ended December 31, 1995, 1994 and 1993, there were 3,084 COP's units outstanding.

2. Investment in Burger King Limited Partnership II
BK-II was formed on August 23, 1982, for the purpose of acquiring, constructing, improving, holding, and maintaining Burger King restaurants (the "Properties"). The Properties are leased on a long-term net basis to franchisees of Burger King Corporation. BK-II owned 29, 30 and 30 restaurants at December 31, 1995, 1994 and 1993, respectively. GP-II purchased the general partnership interest for $1,000.

Following is a summary of BK-II's balance sheets as of December 31, 1995 and 1994 and statements of operations for the years ended December 31, 1995, 1994 and 1993:

Balance Sheets
December 31, 1995 and 1994


Assets                                  1995            1994

Real estate at cost (Note 4):
        Land                            $        -      $3,576,544
        Building                                 -       5,431,714
        Fixtures and equipment                   -       2,675,310

                                                 -      11,683,568
Less - accumulated depreciation                  -      (5,762,960)

                                                 -       5,920,608

Real estate held for sale                        -       5,617,793
Cash and cash equivalents                  653,171         680,377
Rent receivable and other assets           232,047         121,417

                Total Assets            $6,503,011      $6,722,402


Liabilities and Partners' Capital

Liabilities:
        Accounts payable and
        accrued expenses                $  271,548      $   44,073
        Due to affiliates                    1,300           1,397
        Distributions payable (Note 8)     553,173         580,378

                Total Liabilities          826,021         625,848

Partners' Capital (Deficit):
        General Partner                    (61,128)        (54,272)
        Limited Partners
        (15,000 interests outstanding)   5,738,118       6,150,826

                Total Partners' Capital  5,676,990       6,096,554

          Total Liabilities and
          Partners' Capital             $6,503,011      $6,722,402

Statements of Operations
For the years ended December 31, 1995, 1994 and 1993


Income                          1995            1994            1993

Rental income (Note 4)          $2,685,255      $2,611,183      $2,501,191
Interest income                     32,828          19,959          14,934
Miscellaneous income                 1,830           1,800           2,182

        Total Income             2,719,913       2,632,942       2,518,307

Expenses

Depreciation                       200,942         271,586         272,833
Ground lease rent (Note 4)         359,430         365,772         344,570
Management fee (Note 6)            232,571         224,540         215,660
General and administrative         255,268          98,438          72,824

        Total Expenses           1,048,211         960,336         905,887

Income from operations           1,671,702       1,672,606       1,612,420

Other Income

Gain on sale of property
(Notes 4 and 6)                     49,818               -          44,107

        Net Income              $1,721,520      $1,672,606      $1,656,527


Net Income Allocated:

To the General Partner          $   94,130      $   97,210      $   94,704
To the Limited Partners          1,627,390       1,575,396       1,561,823

                                $1,721,520      $1,672,606      $1,656,527

Per limited partnership
        interest
        (15,000 outstanding)       $108.49         $105.03         $104.12

3. Income Taxes
In February 1992, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 109, "Accounting for Income Taxes" ("Statement 109.") Statement 109 requires a change from the deferred method of accounting for income taxes, as previously required under APB Opinion 11, to the asset and liability method of accounting for income taxes. GP-II adopted Statement 109 as of January 1, 1993. There is no current or cumulative effect of the change in accounting method.

GP-II is included in consolidated Federal, state and local income tax returns of Lehman, its parent corporation. The tax sharing arrangement provides that any taxes attributable to GP-II's portion of Lehman's consolidated tax liability will be reflected as a capital contribution or dividend to GP-II. For financial reporting purposes, income tax expense has been reflected as if GP-II had filed separate income tax returns.

The tax effects of temporary differences are not material at December 31, 1995 and 1994.

Federal, state and local income taxes included on GP-II's financial statements were $31,715, $33,137 and $31,980 for the years ended December 31, 1995, 1994 and 1993, respectively. The effective Federal income tax rate is 15% which is lower than the expected rate of 35% principally due to the deductibility of state, local taxes and the surtax exemption.

4. Note Receivable
GP-II was partially capitalized by the stockholder issuing a Senior Subordinated Note (the "Note") in the amount of $1,654,853 which bore interest at the rate of 15.25% through maturity on December 1, 1990. In June 1990, the Note was amended and the maturity extended through December 1, 1991 at a rate equal to the bond equivalent yield of the most recently issued one-year United States Treasury bill plus 60 basis points or 7.91%. Additionally, on its anniversary date, the Note is automatically extended for an additional one-year term, at a rate equal to the bond equivalent yield of the most recently issued one-year United States Treasury bill plus 60 basis points. In accordance with the June 1990 amendment, the maturity date was automatically extended to December 1, 1996. At December 31, 1995 and 1994, the interest rate was 5.74% and 6.69%, respectively.

Since no amounts are payable until maturity, for financial reporting purposes, the Note and accrued and unpaid interest, which would be reflected as a reduction in stockholder's equity resulting in no net change in stockholder's equity, has not been recorded in the accompanying financial statements.

5. Distributions
Distributions paid or declared to GP-II by BK-II aggregated $100,986, $96,670 and $90,192 for the years ended December 31, 1995, 1994 and 1993, respectively. GP-II distributed $84,499, $82,576 and $75,845 in January 1996, January 1995 and February 1994 for the years ended December 31, 1995, 1994 and 1993, respectively. Of these amounts, $79,576 ($25.80 per COP's unit), $77,336 ($25.08 per COP's unit) and $71,097 ($23.05 per COP's unit) were distributed to COP's holders. Distributions of net proceeds from the sale of Properties amounted to $1,214 ($0.39 per COP's unit) and $1,056 ($0.34 per COP's unit) for the years ended December 31, 1995 and 1993, respectively.

6. Related Party Transactions
First Data Investor Services Group, Inc., formerly The Shareholder Services Group, an unaffiliated third party, provides accounting and investor relations services. Prior to May 1993, these services were provided by an affiliate of GP-II.

7. Real Estate
During the year ended December 31, 1995, BK-II sold the following Property:

                Date    Adjusted        Net             Gain
                of      Selling         Book            on
Store           Sale    Price           Value           Sale

Ferguson, MO	6/30/95	$151,691	$101,873	$49,818


8. Proposed Sale of Real Estate
BK-II has agreed to sell 17 of its Properties owned in fee simple and to assign all of its rights in 11 of its Properties subject to ground leases to U.S. Restaurant Properties Operating L.P., a Delaware limited partnership (the "Buyer"), pursuant to an Agreement of Purchase and Sale, dated as of October 11, 1995, as amended as of January 9, 1996 (the "Purchase Agreement").
Pursuant to the terms of the Purchase Agreement, the Buyer agreed to acquire the Properties for consideration in the amount of $17,025,000 in cash (the "Purchase Price"), subject to adjustments and prorations for base and percentage rents as well as certain other charges payable in respect of the Properties and adjustments in respect of certain closing costs (the "Proposed Sale"). The Purchase Price is also subject to an increase of $200,000 to an aggregate of $17,225,000 if BK-II elects to include a Property located in Marietta, Georgia (the "Marietta Property") in the Proposed Sale. GP-II is pursuing parties that may have an interest in purchasing the Marietta Property for a price in excess of $200,000. If GP-II is unsuccessful in locating a potential purchaser, BK-II would, in all likelihood, include the Marietta Property in the Proposed Sale.

Pursuant to the BK-II Partnership Agreement, the unitholders of BK-II ("BK-II Unitholders") have the right to vote (assuming certain conditions described in the BK-II Partnership Agreement are met) only upon certain matters, and BK-II Unitholders voting a majority in interest may, without the concurrence of GP-II, cause, among other things, the disapproval of any sale of all or substantially all of the assets of BK-II in a single sale. The Proposed Sale would constitute a sale of all or substantially all of the BK-II's assets. Accordingly, BK-II Unitholders have the right to disapprove the Proposed Sale.

In order to effect a vote to disapprove the Proposed Sale, BK-II Unitholders holding 10% or more in interest of the outstanding limited partnership units of BK-II (the "BK-II Units") must submit written requests for a meeting of BK-II Unitholders pursuant to the BK-II Partnership Agreement. While GP-II may call a meeting of the BK-II Unitholders for any purpose, GP-II believes that the Proposed Sale is in the best interest of the BK-II Unitholders and has, therefore, determined not to call a meeting for the purpose of considering the disapproval of the Proposed Sale. However, if BK-II receives written requests from BK-II Unitholders holding 10% or more in interest of the BK-II Units on or before April 30, 1996, GP-II will be required to call a meeting of the BK-II Unitholders to consider the disapproval of the Proposed Sale. If a meeting of the BK-II Unitholders is called, and the Proposed Sale is disapproved by a majority in interest of the BK-II Unitholders, the Purchase Agreement will be terminated pursuant to its terms, and BK-II will continue to operate the Properties and distribute the cash flow from operations to the partners of BK-II in accordance with the BK-II Partnership Agreement. If, however, a meeting of BK-II Unitholders is called, and BK-II Unitholders holding less than a majority in interest vote to disapprove the Proposed Sale, the Proposed Sale will be consummated pursuant to the terms and subject to the conditions set forth in the Purchase Agreement.

_______________________ BK III RESTAURANTS INC. ____________________________


	INDEPENDENT AUDITORS' REPORT


The Stockholders
BK III Restaurants Inc.:

We have audited the financial statements of BK III Restaurants Inc. as listed in the accompanying index. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of BK III Restaurants Inc. as of December 31, 1995 and 1994, and the results of its operations and its cash flows for each of the years in the three-year period ended December 31, 1995, in conformity with generally accepted accounting principles.

KPMG PEAT MARWICK LLP

Boston, Massachusetts
February 9, 1996


Balance Sheets
December 31, 1995 and 1994


Assets                                  1995            1994

Investment in Burger King
Limited Partnership III (Note 2)        $  (2,424)      $    2,945


Liabilities and Stockholder's Deficit

Liabilities:
        Distributions payable (Note 5)  $  20,205       $   20,021

                Total Liabilities          20,205           20,021

Stockholder's Deficit:
        Common stock, $1.00 par value;
        authorized, issued and
        outstanding 1,000 shares            1,000            1,000
        Additional paid-in capital        327,758          301,570
        Accumulated deficit              (351,387)        (319,646)

          Total Stockholder's Deficit     (22,629)         (17,076)

          Total Liabilities and
          Stockholder's Deficit         $  (2,424)      $    2,945


Statements of Changes in Stockholder's Deficit
For the years ended December 31, 1995, 1994 and 1993

                                                Additional
                                        Common  Paid-in         Accumulated
                              Total     Stock   Capital         Deficit

Stockholder's deficit at
  December 31, 1992           $(19,490) $1,000  $246,258        $(266,748)
Net income                      56,002       -         -           56,002
Distributions (Note 5)         (82,241)      -         -          (82,241)
Capital contribution (Note 3)   27,384       -    27,384                -

Stockholder's deficit at
  December 31, 1993            (18,345)  1,000   273,642         (292,987)
Net income                      56,858       -         -           56,858
Distributions (Note 5)         (83,517)      -         -          (83,517)
Capital contribution (Note 3)   27,928       -    27,928                -

Stockholder's deficit at
  December 31, 1994            (17,076)  1,000   301,570         (319,646)
Net income                      54,119       -         -           54,119
Distributions (Note 5)         (85,860)      -         -          (85,860)
Capital contribution (Note 3)   26,188       -    26,188                -

Stockholder's deficit at
  December 31, 1995           $(22,629) $1,000  $327,758        $(351,387)


See accompanying notes to the financial statements.

Statements of Operations
For the years ended December 31, 1995, 1994 and 1993


                                        1995    1994    1993

Equity in earnings of Burger
King Limited
Partnership III (Note 2)                $80,307 $84,786 $83,386
Income taxes (Note 3)                    26,188  27,928  27,384

        Net Income                      $54,119 $56,858 $56,002


	Net Income per COP unit
		(3,084 outstanding)	$ 14.04	$ 14.75	$ 14.53


Statements of Cash Flows
For the years ended December 31, 1995, 1994 and 1993

Cash Flows from Operating Activities:
                                 1995            1994            1993

Net income                      $ 54,119        $ 56,858        $ 56,002
Adjustments to reconcile
net income to net cash
provided by operating
activities:
        Equity in earnings of
        Burger King Limited
        Partnership III          (80,307)        (84,786)        (83,386)
        Contributions to capital  26,188          27,928          27,384

Net cash provided by
operating activities                   -               -               -

Cash Flows from
Financing Activities:

        Distributions from
        Burger King Limited
        Partnership III           85,676          82,052          98,090
        Cash distributions paid  (85,676)        (82,052)        (98,090)

Net cash provided by
financing activities                   -               -               -

Net change in cash                     -               -               -
Cash at beginning of year              -               -               -

Cash at end of year             $      -        $      -        $      -


See accompanying notes to the financial statements.

Notes to Financial Statements
December 31, 1995, 1994 and 1993

1. Summary of Significant Accounting Policies
BK III Restaurants Inc. ("GP-III"), formerly Shearson/BK Restaurants, Inc., is an affiliate of Lehman Brothers Inc. ("Lehman"). GP-III was incorporated on October 25, 1983 and was organized solely to serve as general partner in Burger King Limited Partnership III ("BK-III"). On July 31, 1993, certain of Shearson Lehman Brothers Inc.'s domestic retail brokerage and management businesses were sold to Smith Barney, Harris Upham & Co. Inc. Included in the purchase was the name "Shearson." Consequently, GP-III's name was changed to delete any reference to "Shearson."

The financial statements of GP-III have been prepared on the accrual basis of accounting.

GP-III's investment in BK-III is accounted for by the equity method. The carrying amount of this investment is increased (decreased) by the GP-III's share of the earnings (losses) of BK-III and decreased by distributions received from BK-III.

Net income per COP's unit represents 80% of GP-III's net income divided by the total number of COP's units outstanding. For the years ended December 31, 1995, 1994 and 1993, there were 3,084 COP's units outstanding.

2. Investment in Burger King Limited Partnership III
BK-III was formed on November 22, 1983, for the purpose of acquiring, constructing, improving, holding, and maintaining Burger King restaurants (the "Properties"). The Properties are leased on a long-term net basis to franchisees of Burger King Corporation. BK-III owned 24 restaurants at December 31, 1995, 1994 and 1993, respectively. GP-III purchased the general partnership interest for $1,000.

Following is a summary of BK-III's balance sheets as of December 31, 1995 and 1994, and statements of operations for the years ended December 31, 1995, 1994 and 1993:

Balance Sheets
December 31, 1995 and 1994

Assets                                          1995                    1994

Real estate at cost (Note 4):
        Land                           $   2,981,088           $   2,981,088
        Buildings                          5,552,773               5,552,773
        Fixtures and equipment             2,744,188               2,744,188

                                          11,278,049              11,278,049
Less - accumulated depreciation           (5,702,818)             (5,425,179)

                                           5,575,231               5,852,870

Cash and cash equivalents                    502,341                 500,420
Rent receivable                               50,447                  34,238
Due from affiliates (Note 7)                  13,054                  12,889
Due from Burger King Corporation (Note 5)     50,977                 176,963

                Total Assets           $   6,192,050           $   6,577,380


Liabilities and Partners' Capital

Liabilities:
        Accounts payable and
        accrued expenses               $      40,838           $      41,160
        Distributions payable (Note 6)       404,096                 400,420

                Total Liabilities            444,934                 441,580

Partners' Capital (Deficit):
        General Partner                      (22,629)                (17,076)
        Limited Partners
          (15,000 interests outstanding)   5,769,745               6,152,876

                Total Partners' Capital    5,747,116               6,135,800

          Total Liabilities and
          Partners' Capital            $   6,192,050           $   6,577,380

Statements of Operations
For the years ended December 31, 1995, 1994 and 1993


Income                                      1995            1994           1993

Rental income (Note 4)              $  2,159,733    $  2,044,028   $  1,941,005
Interest income                           26,299          16,366         16,646
Miscellaneous income                       2,165           3,776          2,436

        Total Income                   2,188,197       2,064,170      1,960,087

Expenses

Depreciation                             277,639         277,639        311,064
Ground lease rent (Note 4)               279,546         257,583        255,866
Management fee (Note 5)                  211,958          21,464             --
General and administrative                90,545          89,411         68,997

        Total Expenses                   859,688         646,097        635,927

Income from operations                 1,328,509       1,418,073      1,324,160

Other Income

Gain on sales of properties (Note 4)          --              --        162,513

                Net Income          $  1,328,509    $  1,418,073   $  1,486,673


Net Income Allocated:

To the General Partner              $     80,307    $     84,786   $     83,386
To the Limited Partners                1,248,202       1,333,287      1,403,287

                                    $  1,328,509    $  1,418,073   $  1,486,673

Per limited partnership
  interest (15,000 outstanding)           $83.21          $88.89         $93.55


3. Income Taxes
In February 1992, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 109, "Accounting for Income Taxes" ("Statement 109.") Statement 109 requires a change from the deferred method of accounting for income taxes, as previously required under APB Opinion 11, to the asset and liability method of accounting for income taxes. GP-III adopted Statement 109 as of January 1, 1993. There is no current or cumulative effect of the change in accounting method.

GP-III is included in consolidated Federal, state and local income tax returns of Lehman, its parent corporation. The tax sharing arrangement provides that any taxes attributable to GP-III's portion of Lehman's consolidated tax liability will be reflected as a capital contribution or dividend to GP-III. For financial reporting purposes, income tax expense has been reflected as if GP-III had filed separate income tax returns.

The tax effects of temporary differences are not material at December 31, 1995 and 1994.

Federal, state and local income taxes included on GP-III's financial statements were $26,188, 27,928 and $27,384 for the years ended December 31, 1995, 1994 and 1993, respectively. The effective Federal income tax rate is 15% which is lower than the expected rate of 35% principally due to the deductibility of state, local taxes and the surtax exemption.

4. Note Receivable
GP-III was partially capitalized by the stockholder issuing a Senior Subordinated Note (the "Note") in the amount of $1,696,257 which bore interest at the rate of 15.25% through maturity on December 1, 1990. In June 1990, the Note was amended and the maturity extended through December 1, 1991 at a rate equal to the bond equivalent yield of the most recently issued one-year United States Treasury bill plus 60 basis points or 7.91%. Additionally, on its anniversary date, the Note is automatically extended for an additional one-year term, at a rate equal to the bond equivalent yield of the most recently issued one-year United States Treasury bill plus 60 basis points. In accordance with the June 1990 amendment, the maturity date was automatically extended to December 1, 1996. At December 31, 1995 and 1994, the interest rate was 5.74% and 6.69%, respectively.

Since no amounts are payable until maturity, for financial reporting purposes, the Note and accrued and unpaid interest, which would be reflected as a reduction in stockholder's equity resulting in no net change in stockholder's equity, has not been recorded in the accompanying financial statements.

5. Distributions
Distributions paid or declared to GP-III by BK-III aggregated $85,860, $83,517 and $82,241 for the years ended December 31, 1995, 1994 and 1993, respectively, of which GP-III distributed $68,688 ($22.27 per COP's unit), $66,814 ($21.67 per COP's unit) and $58,353 ($18.92 per COP's unit) for 1995, 1994 and 1993, respectively, to COP's holders. Additionally, in April 1993, GP-III distributed $7,440 ($2.41 per COP's unit) representing net proceeds from the sale of BK-III's Properties. In January 1996, GP-III distributed the fourth quarter 1995 distribution of $20,205, of which $16,164 ($5.24 per COP's unit) was paid to COP's holders.

6. Related Party Transactions
First Data Investor Services Group, Inc., formerly The Shareholder Services Group, an unaffiliated third party, provides accounting and investor relations services. Prior to May 1993, these services were provided by an affiliate of GP-III.