Form 10-K, Exhibit 13
period 1996-12-31
BK I REALTY INC; BK III RESTAURANTS INC
filed 1997-04-15
CIK 783462, 783464

EXHIBIT 13.1


                         CERTIFICATES OF PARTICIPATION

                               1996 ANNUAL REPORT


                         Certificates of Participation


Certificates of Participation, formed in 1985, is an assignment by the respective general partners of Burger King Limited Partnerships I, II and III ("BK-I", "BK-II", and "BK-III", respectively) of some of their rights to participate in the profits, losses and gains of, and to receive distributions from each of the partnerships. BK- II, which commenced operations in January 1983, sold its 29 remaining restaurants in May 1996 and was subsequently dissolved in December 1996. BK-I and BK-III are public limited partnerships which commenced operations in April 1982 and May 1984, respectively. At December 31, 1996, BK- I and BK-III owned 9 and 23 Burger Kingr restaurants (the "Properties"), respectively, located throughout the United States and leased on a net basis to franchisees of Burger King Corporation ("BKC"). The principal investment objectives of BK-I and BK-III are to make regular cash distributions to the partners of the partnerships and realize long-term appreciation from the sale of the Properties.


                       Contents

                  1   Message to Investors

                      BK I Realty Inc.
                  3   Independent Auditors' Report
                  4   Balance Sheets
                  4   Statements of Changes in Stockholder's Deficit
                  4   Statements of Operations
                  5   Statements of Cash Flows
                  6   Notes to Financial Statements

                  BK III Restaurants Inc.
                  9   Independent Auditors' Report
                  10  Balance Sheets
                  10 Statements of Changes in Stockholder's Deficit 10 Statements of Operations
                  11  Statements of Cash Flows
                  12  Notes to Financial Statements


        Administrative Inquiries    Performance Inquiries/Form 10-Ks
        Address Changes/Transfers   First Data Investor Services Group
        Service Data Corporation    P.O. Box 1527
        2424 South 130th Circle     Boston, Massachusetts 02104-1527
        Omaha, Nebraska 68144-2596  Attn: Financial Communications
        800-223-3464                800-223-3464


                              Message to Investors

Presented for your review is the 1996 Annual Report for Certificates of Participation ("COPs"). The past year was a significant one for COPs as BK-II completed the sale of its 29 remaining restaurant properties in May 1996 and was subsequently dissolved in December 1996. A cash distribution of the net sales proceeds in the amount of $171.35 per Unit was paid to COPs holders on August 30, 1996. In addition, a final liquidating distribution in the amount of $13.12 per Unit was also paid to COPs Holders as a result of the dissolution of BK-II at the end of 1996. COPs' remaining investments consist of its interests in BK-I and BK-III (together, the "Partnerships"). This letter includes an overview of COPs' cash distributions and financial performance, and a sales update on the Partnerships. Also included are COPs' 1996 audited financial statements.

Cash Distributions
COPs holders receive their pro rata share of the cash distributions assigned by BK III Restaurants Inc. ("GP-III"), the general partner of BK-III, on a quarterly basis and their pro rata share of the cash distributions assigned by BK I Realty Inc. ("GP-I"), the general partner of BK-I, on an annual basis in accordance with the respective partnership agreements.

For 1996, COPs holders received total distributions of $219.99 per Unit. This included: (i) a cash distribution made as a result of the sale of BK-II's remaining Properties in the amount of $171.35 per Unit, (ii) the related liquidating distribution in the amount of $13.12 per Unit, (iii) a distribution of BK-I's annual cash flow from operations of $10.66 per Unit, (iv) quarterly distributions of BK- III's cash flow from operations during 1996 totalling $22.03 per Unit, (v) a distribution of net proceeds from the sale of one of BK-I's Properties in the fourth quarter of 1996 in the amount of $1.51 per Unit, and (vi) a distribution of net proceeds from the sale of one of BK-III's Properties in the last quarter of 1996 in the amount of $1.32 per Unit.

Since the inception of COPs, cumulative cash distributions have totaled $972.19 per original $1,000 Unit, including distributions of cash flow from operations in the amount of $764.11 per Unit and distributions of net proceeds from the sales of Properties in the amount of $208.08 per Unit. Distributions of net sales proceeds represent returns of capital which have reduced your COPs Unit size from $1,000 to $791.92.

Sales Update
During the fourth quarter of 1996, BK-I sold its Property located in Wichita, Kansas for net proceeds of $580,500. As discussed above, the net sales proceeds were distributed to COPs holders on January 30, 1997. As previously reported, GP-I has had discussions with a number of institutions and other third parties interested in purchasing BK- I's nine remaining Properties. However, an environmental issue at one of BK-I's Properties located in Greenfield, Wisconsin (the "Greenfield Property") has delayed GP-I's efforts to complete the sale of BK-I's remaining Properties. BK-I had previously proposed site-specific clean-up standards for the Greenfield Property to the Wisconsin Department of Natural Resources ("WDNR"), whose response has taken significantly longer than originally anticipated. In light of the unanticipated lengthy delay, GP-I has decided to move forward with its efforts to market the Properties for sale during 1997. Upon the sale of the Properties, GP-I intends to distribute the net sales proceeds in accordance with the terms of BK-I's Partnership Agreement. Until all of the Properties are sold, BK-I will continue to operate the Properties, and it is intended that cash flow from operations will be distributed to the partners in accordance with the terms of BK-I's Partnership Agreement.

During the fourth quarter of 1996, BK-III sold its leasehold interest in a Property located in Delhi Township, Ohio for net sales proceeds of $507,000. As discussed above, the net sales proceeds were distributed to BK-III's limited partners on January 30, 1997. After a careful evaluation of market conditions, GP-III has also decided to commence efforts to market BK-III's remaining 23 Properties during 1997 in a bulk sale transaction. Until all of the Properties are sold, BK-III intends to continue operating the Properties and distributing cash flow from operations to the partners in accordance with the terms of BK-III's Partnership Agreement.

Property Operations
We are pleased to report that same-store sales during 1996 for BK-I's and BK-III's Properties increased by approximately 4.5% and 3.5%, respectively, as compared with the previous year. The increase in same-store sales is primarily attributable to Burger King Corporation's aggressive marketing efforts. Rental income received by the Partnerships from the franchisees at the Properties is equal to the greater of a minimum annual base rent or 8.5% of the Properties' annual food and beverage sales. Therefore, increases in sales volume at the Properties will often result in an increase in the Partnerships' rental income.

Financial Highlights
For the years ended December 31,
                                              1996      1995
     BK I Realty Inc.
      Equity in earnings of BK-I          $ 43,180  $ 49,322
      Net income                            23,000    34,190
      Earnings per COPs Unit (1)              8.61     12.79

     BK III Restaurants Inc.
      Equity in earnings of BK-III        $ 87,852  $ 80,307
      Net income                            52,617    54,119
      Earnings per COPs Unit (1)             20.20     20.83

(1) Earnings per COPs Unit represents 80% of GP-I's and GP-III's earnings in BK-I and BK-III, respectively, less general and administrative expenses, divided by 3,084 COPs Units outstanding.

Summary
The ultimate performance of COPs is dependent on a number of variables, including the future operating performance of the Properties and the net proceeds ultimately realized by BK-I and BK-III from the sale of their respective Properties. Although we have been relatively pleased with the operating performance of the Properties and will attempt to continue to maximize future cash distributions, based on the projected resale values of the Properties and estimated cash flow from operations, it is currently anticipated that total cash distributions ultimately received by COPs Holders will, in all likelihood, only slightly exceed their initial $1,000 per Unit investment. We will update you on the status of the Partnerships' efforts to sell their remaining Properties in future correspondence.

Very truly yours,

Certificates of Participation

By:  BK I Realty Inc.
     BK III Restaurants Inc.
     General Partners

  /s/Rocco F. Andriola
By:  Rocco F. Andriola
     President

April 15, 1997



                          INDEPENDENT AUDITORS' REPORT



The Stockholders
BK I Realty Inc.

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

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of BK I Realty Inc. as of December 31, 1996 and 1995, and the results of its operations and its cash flows for each of the years in the three-year period ended December 31, 1996, in conformity with generally accepted accounting principles.

                                   KPMG PEAT MARWICK LLP

Boston, Massachusetts
February 10, 1997



BKI REALTY INC.
Balance Sheets                                At December 31,  At December 31,
                                                        1996             1995
Assets
Investment in Burger King Limited Partnership I    $ (48,060)       $ (62,210)
Liabilities and Stockholder's Deficit
Liabilities:
 Distributions payable (Note 5)                       40,763           22,878
 Accrued expenses                                     10,000               --
  Total Liabilities                                   50,763           22,878
Stockholder's Deficit:
 Common stock, $1.00 par value: authorized,
 issued and outstanding 1,000 shares                   1,000            1,000
 Additional paid-in capital                          419,879          409,699
 Accumulated deficit                                (519,702)        (495,787)
  Total Stockholder's Deficit                        (98,823)         (85,088)
  Total Liabilities and Stockholder's Deficit      $ (48,060)       $ (62,210)



BK I REALTY INC.
Statements of Changes in Stockholder's Deficit
For the years ended December 31, 1996, 1995 and 1994
                                                      Additional
                                          Common       Paid-in   Accumulated
                                Total      Stock       Capital       Deficit
Stockholder's deficit at
 December 31, 1993          $ (73,199)    $1,000      $364,912     $(439,111)
Net Income                     59,579         --            --        59,579
Distributions (Note 5)       (104,472)        --            --      (104,472)
Capital contribution (Note 3)  29,655         --        29,655            --
Stockholder's deficit at
 December 31, 1994            (88,437)     1,000       394,567      (484,004)
Net Income                     34,190         --            --        34,190
Distributions (Note 5)        (45,973)        --            --       (45,973)
Capital contribution (Note 3)  15,132         --        15,132            --
Stockholder's deficit at
 December 31, 1995            (85,088)     1,000       409,699      (495,787)
Net Income                     23,000         --            --        23,000
Distributions (Note 5)        (46,915)        --            --       (46,915)
Capital contribution (Note 3)  10,180         --        10,180            --
Stockholder's deficit at
 December 31, 1996          $ (98,823)    $1,000      $419,879     $(519,702)



BK I REALTY INC.
Statements of Operations
For the years ended December 31,                   1996       1995       1994
Equity in earnings of
 Burger King Limited Partnership I (Note 2)    $ 43,180   $ 49,322   $ 89,234
General and administrative expenses             (10,000)        --         --
Income taxes (Note 3)                           (10,180)   (15,132)   (29,655)
Net Income                                     $ 23,000   $ 34,190   $ 59,579
Earnings Per COP unit
 (3,084 outstanding)                              $8.61     $12.79     $23.15



BK I REALTY INC.
Statements of Cash Flows
For the years ended December 31,                   1996        1995       1994
Cash Flows From Operating Activities
Net Income                                     $ 23,000    $ 34,190   $ 59,579
Adjustments to reconcile net income to net
cash provided by operating activities:
 Equity in earnings of Burger King Limited
  Partnership I                                 (43,180)    (49,322)   (89,234)
 Accrued expenses                                10,000          --         --
 Contributions to capital                        10,180      15,132     29,655
Net cash provided by operating activities            --          --         --
Cash Flows From Financing Activities
Distributions from Burger King Limited
 Partnership I                                   29,030      96,480     92,878
Cash distributions paid                         (29,030)    (96,480)   (92,878)
Net cash used for financing activities               --          --         --
Net change in cash                                   --          --         --
Cash, beginning of period                            --          --         --
Cash, end of period                            $     --    $     --   $     --



BK I REALTY INC.
Notes to the Financial Statements
December 31, 1996, 1995 and 1994

1. Summary of Significant Accounting Policies
BK I Realty Inc. ("GP-I"), formerly Shearson/BK Realty, Inc., is an affiliate of Lehman Brothers Inc. ("Lehman"). GP-I was incorporated on November 24, 1981 and was organized solely to serve as general partner of Burger King Limited Partnership I ("BK-I"). On July 31, 1993, certain of Shearson Lehman Brothers Inc.'s domestic retail brokerage and management businesses were sold to Smith Barney, Harris Upham & Co. Inc. Included in the purchase was the name "Shearson." Consequently, GP-I's name was changed to delete any reference to "Shearson."

The financial statements of GP-I have been prepared on the accrual basis of accounting.

GP-I's investment in BK-I is accounted for by the equity method. The carrying amount of this investment is increased (decreased) by GP-I's share of the earnings (losses) of BK-I and decreased by distributions received from BK-I.

Income taxes have been provided in accordance with the provisions of SFAS No. 109, "Accounting for Income Taxes".

Earnings per COP's unit represents approximately 80% of GP-I's earnings in BK-I, less general and administrative expenses, divided by the total number of COP's units outstanding. For the years ended December 31, 1996, 1995 and 1994, there were 3,084 COP's units outstanding.

2. Investment in BK-I
BK-I was formed on December 14, 1981, for the purpose of acquiring, constructing, improving, holding, and maintaining Burger King restaurants (the "Properties"). The Properties are leased on a net basis to franchisees of Burger King Corporation. BK-I owned 9, 10 and 13 restaurants at December 31, 1996, 1995 and 1994, respectively. GP-I purchased the general partnership interest for $1,000.

Following is a summary of BK-I's balance sheets as of December 31, 1996 and 1995, and statements of operations for the years ended December 31, 1996, 1995 and 1994:

Balance Sheets                              At December 31,  At December 31,
                                                      1996             1995
Assets
Real estate held for sale                       $1,497,736        $      --
Real estate at cost:
 Land                                                   --        1,113,406
 Buildings                                              --        2,210,836
 Fixtures and equipment                                 --          485,306
                                                        --        3,809,548
 Less accumulated depreciation                          --       (1,961,780)
                                                        --        1,847,768
Cash and cash equivalents                        1,478,513          973,641
Rent receivable                                     76,042           65,023
  Total Assets                                  $3,052,291       $2,886,432
Liabilities and Partners' Capital
Liabilities:
 Accounts payable and accrued expenses          $   36,025       $  139,418
 Due to Burger King Corporation                     14,152               --
 Distributions payable                             812,096          180,645
  Total Liabilities                                862,273          320,063
Partners' Capital (Deficit):
 General Partner                                   (88,823)         (85,088)
 Limited Partners (15,000 units outstanding)     2,278,841        2,651,457
  Total Partners' Capital                        2,190,018        2,566,369
  Total Liabilities and Partners' Capital       $3,052,291       $2,886,432



Statements of Operations
For the years ended December 31,               1996        1995        1994
Income
Rental                                   $  994,879  $1,004,195  $1,820,012
Interest                                     58,248      75,276      40,987
Other                                         1,140       1,905       2,828
  Total Income                            1,054,267   1,081,376   1,863,827
Expenses
Depreciation                                108,127     118,323     237,368
Ground lease rent                           112,914     112,914     171,976
Management fee                               87,601      89,129     164,912
General and administrative                   57,870     143,493     150,405
  Total Expenses                            366,512     463,859     724,661
Income from operations                      687,755     617,517   1,139,166
Other Income
Gains on sales of properties                338,595   1,253,015   2,040,687
Net Income                               $1,026,350  $1,870,532  $3,179,853
Net Income Allocated:
To the General Partner                   $   43,180  $   49,322  $   89,234
To the Limited Partners                     983,170   1,821,210   3,090,619
                                         $1,026,350  $1,870,532  $3,179,853
Per limited partnership unit
(15,000 outstanding)                         $65.54     $121.41     $206.04

3. Income Taxes
BK-I COP's Holders have been assigned approximately 80% of the earnings of GP-I. The remaining retained interest of GP-I is included in consolidated Federal, state and local income tax returns of Lehman, its parent corporation. The tax sharing arrangement provides that any taxes attributable to GP-I's retained interest included in Lehman's consolidated tax liability will be reflected as a capital contribution or dividend to GP-I. For financial reporting purposes, income tax expense has been reflected as if GP-I had filed separate income tax returns.

The tax effects of temporary differences are not material at December 31, 1996 and 1995.

Federal, state and local income taxes included on GP-I's financial statements were $10,180, $15,132 and $29,655 for the years ended December 31, 1996, 1995 and 1994, respectively. A comparison of income tax expense at the federal statutory rate of 35% to GP-I's provision for the period ended December 31, is as follows:

                                               1996      1995      1994
Tax at statutory federal tax rate           $11,613   $17,263   $31,232
State income tax, net of federal benefit      3,979     5,914    10,700
Impact of marginal federal tax rates         (5,412)   (8,045)  (12,277)
-----------------------------------------------------------------------
 Provisions for income taxes                $10,180   $15,132   $29,655

4. Note Receivable
GP-I was partially capitalized by the stockholder issuing a Senior Subordinated Note (the "Note") in the amount of $1,529,951 which bore interest at the rate of 15.25% through maturity on December 1, 1990. In June 1990, the Note was amended and the maturity extended through December 1, 1991, at a rate equal to the bond equivalent yield of the most recently issued one-year United States Treasury bill plus sixty basis points or 7.91%. Additionally, on its anniversary date, the Note is automatically extended for an additional one-year term, at a rate equal to the bond equivalent yield of the most recently issued one-year United States Treasury bill plus 60 basis points. In accordance with the June 1990 amendment, the maturity date was automatically extended to December 1, 1997. At December 31, 1996 and 1995, the interest rate was 5.96% and 5.74%, respectively.

Since no amounts are payable until maturity, for financial reporting purposes, the Note and accrued and unpaid interest, which would be reflected as a reduction in stockholder's equity resulting in no net change in stockholder's equity, has not been recorded in the accompanying financial statements.

5. Distributions
Distributions paid or declared to GP-I by BK-I aggregated $46,915, $45,973 and $104,472 for the years ended December 31, 1996, 1995 and 1994, respectively. GP-I distributed $40,763, $22,878 and $73,385 in January 1997, January 1996 and January 1995 for the years ended December 31, 1996, 1995 and 1994, respectively. Of these amounts, $37,532 ($12.17 per COP's unit), $21,217 ($6.88 per COP's unit) and $66,648 ($21.61 per COP's unit), respectively, were distributed to COP's holders. Distributions of net proceeds from the sales of Properties amounted to $4,644 ($1.51 per COP's unit), $15,561 ($5.05 per COP's unit) and $33,978 ($11.02 per COP's unit) for the years ended December 31, 1996, 1995 and 1994, respectively.

6. Real Estate
A. During the fourth quarter of 1996, BK-I sold one Property as follows:

                       Date       Adjusted         Net         Gain
                         of        Selling        Book           on
Store                  Sale         Price*       Value         Sale
Wichita, KS        10/01/96       $580,500    $241,905     $338,595

 * Purchase price of the Property less estimated legal costs related to the sale of the Property.

B.  During the first quarter of 1995, BK-I sold three Properties as follows:

                       Date     Adjusted         Net         Gains
                         of      Selling        Book            on
Stores                 Sale       Price*       Value          Sale
Washington, NC      3/08/95   $  619,944    $180,837    $  439,107
Carlsbad, NM        3/31/95      728,684     240,175       488,509
Big Spring, TX      3/31/95      455,898     130,499       325,399
------------------------------------------------------------------
                              $1,804,526    $551,511    $1,253,015

 * Purchase price of the Properties less legal costs related to the sales of the Properties.

C. On September 23, 1994, BK-I notified the State of Wisconsin Department of Natural Resources ("WDNR") that petroleum and chlorinated compounds were discovered at one of BK-I's Properties located in Greenfield, Wisconsin (the "Greenfield Property"). The WDNR has indicated that under Wisconsin state law, BK-I is responsible for remediating the site. BK-I had previously proposed site-specific clean-up standards for the Greenfield Property to the WDNR, whose response has taken significantly longer than originally anticipated. In light of the unanticipated lengthy delay, GP-I has decided to move forward with its efforts to market BK-I's remaining Properties for sale during 1997. Upon the sale of the Properties, GP-I intends to distribute the net sales proceeds in accordance with the terms of BK- I's Partnership Agreement. While GP-I is hopeful that a sale of the Properties can be completed during 1997, there can be no assurances that such efforts will be successful.

GP-I believes that the potential environmental remediation costs associated with the Greenfield Property should not exceed approximately $300,000 and, therefore, in accordance with BK-I's Partnership Agreement, such amount has been set aside from BK-I's net cash flow from operations to fund these costs. If the proposed site- specific standards are approved by the WDNR prior to any sale, it is expected that any of such reserves spent on the environmental remediation should be recovered from the proceeds of the eventual sale of the Greenfield Property. Therefore, any remediation costs incurred prior to a sale of the Greenfield Property will be capitalized and included in the carrying value of BK-I's Properties. Alternatively, if the sale occurs prior to the receipt of such approval, it is likely that any buyer will attribute a discount to the value of the Greenfield Property in determining an acceptable purchase price.



                          INDEPENDENT AUDITORS' REPORT


The Stockholders
BK III Restaurants Inc.

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

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of BK III Restaurants Inc. as of December 31, 1996 and 1995, and the results of its operations and its cash flows for each of the years in the three- year period ended December 31, 1996, in conformity with generally accepted accounting principles.

                                   KPMG PEAT MARWICK LLP

Boston, Massachusetts
February 10, 1997



BK III RESTAURANTS INC.
Balance Sheets                                At December 31,  At December 31,
                                                        1996             1995
Assets
 Investment in Burger King Limited Partnership III  $    878        $  (2,424)
Liabilities and Stockholder's Deficit
Liabilities:
 Distributions payable (Note 5)                       25,648           20,205
 Accrued expenses                                     10,000               --
  Total Liabilities                                   35,648           20,205
Stockholder's Deficit:
 Common stock, $1.00 par value: authorized,
  issued and outstanding 1,000 shares                  1,000            1,000
 Additional paid-in capital                          352,993          327,758
 Accumulated deficit                                (388,763)        (351,387)
  Total Stockholder's Deficit                        (34,770)         (22,629)
  Total Liabilities and Stockholder's Capital       $    878        $  (2,424)



BK III RESTAURANTS INC.
Statements of Changes in Stockholder's Deficit
For the years ended December 31, 1996, 1995 and 1994
                                                     Additional
                                            Common      Paid-in  Accumulated
                                  Total      Stock      Capital      Deficit
Stockholder's deficit at
 December 31, 1993             $(18,345)    $1,000     $273,642    $(292,987)
Net Income                       56,858         --           --       56,858
Distributions (Note 5)          (83,517)        --           --      (83,517)
Capital contribution (Note 3)    27,928         --       27,928           --
Stockholder's deficit at
 December 31, 1994              (17,076)     1,000      301,570     (319,646)
Net Income                       54,119         --           --       54,119
Distributions (Note 5)          (85,860)        --           --      (85,860)
Capital contribution (Note 3)    26,188         --       26,188           --
Stockholder's deficit at
 December 31, 1995              (22,629)     1,000      327,758     (351,387)
Net Income                       52,617         --           --       52,617
Distributions (Note 5)          (89,993)        --           --      (89,993)
Capital contribution (Note 3)    25,235         --       25,235           --
Stockholder's deficit at
 December 31, 1996             $(34,770)    $1,000     $352,993    $(388,763)



BK III RESTAURANTS INC.
Statements of Operations
For the years ended December 31,                  1996        1995       1994
Equity in earnings of
 Burger King Limited Partnership III (Note 2)  $87,852     $80,307    $84,786
General and administrative expenses            (10,000)         --         --
Income taxes (Note 3)                          (25,235)    (26,188)   (27,928)
Net Income                                     $52,617     $54,119    $56,858
Earnings Per COP unit
(3,084 outstanding)                             $20.20      $20.83     $21.99



BK III RESTAURANTS INC.
Statements of Cash Flows
For the years ended December 31,                  1996        1995       1994
Cash Flows From Operating Activities
Net Income                                     $52,617     $54,119    $56,858
Adjustments to reconcile net income to
net cash provided by operating activities:
 Equity in earnings of Burger King Limited
  Partnership III                              (87,852)    (80,307)   (84,786)
 Accrued expenses                               10,000          --         --
 Contributions to capital                       25,235      26,188     27,928
Net cash provided by operating activities           --          --         --
Cash Flows From Financing Activities
Distributions from Burger King Limited
 Partnership III                                84,550      85,676     82,052
Cash distributions paid                        (84,550)    (85,676)   (82,052)
Net cash used for financing activities              --          --         --
Net change in cash                                  --          --         --
Cash, beginning of period                           --          --         --
Cash, end of period                            $    --     $    --    $    --



BK III RESTAURANTS INC.
Notes to the Financial Statements
December 31, 1996, 1995 and 1994

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

GP-III's investment in BK-III is accounted for by the equity method. The carrying amount of this investment is increased (decreased) by GP- III's share of the earnings (losses) of BK-III and decreased by distributions received from BK-III.

Income taxes have been provided in accordance with the provisions of SFAS No. 109, "Accounting for Income Taxes".

Earnings per COP's unit represents approximately 80% of GP-III's earnings in BK-III, less general and administrative expenses, divided by the total number of COP's units outstanding. For the years ended December 31, 1996, 1995 and 1994, there were 3,084 COP's units outstanding.

2. Investment in BK-III
BK-III was formed on November 22, 1983, for the purpose of acquiring, constructing, improving, holding, and maintaining Burger King restaurants (the "Properties"). The Properties are leased on a net basis to franchisees of Burger King Corporation. BK-III owned 23, 24 and 24 restaurants at December 31, 1996, 1995 and 1994, respectively. GP-III purchased the general partnership interest for $1,000.

Following is a summary of BK-III's balance sheets as of December 31, 1996 and 1995, and statements of operations for the years ended December 31, 1996, 1995 and 1994:

Balance Sheets                            At December 31,   At December 31,
                                                    1996              1995
Assets
Real estate held for sale                     $5,175,404        $       --
Real estate at cost:
 Land                                                 --         2,981,088
 Buildings                                            --         5,552,773
 Fixtures and equipment                               --         2,744,188
                                                      --        11,278,049
 Less accumulated depreciation                        --        (5,702,818)
                                                      --         5,575,231
Cash and cash equivalents                      1,022,064           502,341
Rent receivable                                   80,880            50,447
Due from affiliates                               14,239            14,239
Due from Burger King Corporation                      --            50,977
  Total Assets                                $6,292,587        $6,193,235
Liabilities and Partners' Capital
Liabilities:
 Accounts payable and accrued expenses        $   44,811        $   42,023
 Distributions payable                           918,562           404,096
  Total Liabilities                              963,373           446,119
Partners' Capital (Deficit):
 General Partner                                 (24,770)          (22,629)
 Limited Partners (15,000 units outstanding)   5,353,984         5,769,745
  Total Partners' Capital                      5,329,214         5,747,116
  Total Liabilities and Partners' Capital     $6,292,587        $6,193,235



Statements of Operations
For the years ended December 31,               1996         1995         1994
Income
Rental                                   $2,257,335   $2,159,733   $2,044,028
Interest                                     24,477       26,299       16,366
Other                                         2,350        2,165        3,776
  Total Income                            2,284,162    2,188,197    2,064,170
Expenses
Depreciation                                276,020      277,639      277,639
Ground lease rent                           287,544      279,546      257,583
Management fee                              234,051      211,958       21,464
General and administrative                   82,159       90,545       89,411
  Total Expenses                            879,774      859,688      646,097
Income from operations                    1,404,388    1,328,509    1,418,073
Other Income
Gain on sale of property                    383,193           --           --
Net Income                               $1,787,581   $1,328,509   $1,418,073
Net Income Allocated:
To the General Partner                   $   87,852   $   80,307   $   84,786
To the Limited Partners                   1,699,729    1,248,202    1,333,287
                                         $1,787,581   $1,328,509   $1,418,073
Per limited partnership unit
(15,000 outstanding)                        $113.32       $83.21       $88.89

3. Income Taxes
BK-III COP's Holders have been assigned approximately 80% of the earnings of GP-III. The remaining retained interest of GP-III is included in consolidated Federal, state and local income tax returns of Lehman, its parent corporation. The tax sharing arrangement provides that any taxes attributable to GP-III's retained interest included in Lehman's consolidated tax liability will be reflected as a capital contribution or dividend to GP-III. For financial reporting purposes, income tax expense has been reflected as if GP-III had filed separate income tax returns.

The tax effects of temporary differences are not material at December 31, 1996 and 1995.

Federal, state and local income taxes included on GP-III's financial statements were $25,235, 26,188 and $27,928 for the years ended December 31, 1996, 1995 and 1994, respectively. A comparison of income tax expense at the federal statutory rate of 35% to GP-III's provision for the period ended December 31, is as follows:


                                               1996        1995       1994
Tax at statutory federal tax rate           $27,248     $28,107    $29,675
State income tax, net of federal benefit      9,335       9,630     10,167
Impact of marginal federal tax rates        (11,348)    (11,549)   (11,914)
--------------------------------------------------------------------------
   Provisions for income taxes              $25,235     $26,188    $27,928

4. Note Receivable
GP-III was partially capitalized by the stockholder issuing a Senior Subordinated Note (the "Note") in the amount of $1,696,257 which bore interest at the rate of 15.25% through maturity on December 1, 1990. In June 1990, the Note was amended and the maturity extended through December 1, 1991 at a rate equal to the bond equivalent yield of the most recently issued one-year United States Treasury bill plus 60 basis points or 7.91%. Additionally, on its anniversary date, the Note is automatically extended for an additional one-year term, at a rate equal to the bond equivalent yield of the most recently issued one-year United States Treasury bill plus 60 basis points. In accordance with the June 1990 amendment, the maturity date was automatically extended to December 1, 1997. At December 31, 1996 and 1995, the interest rate was 5.96% and 5.74%, respectively.

Since no amounts are payable until maturity, for financial reporting purposes, the Note and accrued and unpaid interest, which would be reflected as a reduction in stockholder's equity resulting in no net change in stockholder's equity, has not been recorded in the accompanying financial statements.

5. Distributions
Distributions paid or declared to GP-III by BK-III aggregated $89,993, $85,860 and $83,517 for the years ended December 31, 1996, 1995 and 1994, respectively, of which GP-III distributed $71,995 ($23.35 per COP's unit), $68,688 ($22.27 per COP's unit) and $66,814 ($21.67 per COP's unit) for 1996, 1995 and 1994, respectively, to COP's holders. In January 1997, GP-III distributed the fourth quarter 1996 distribution of $25,648, of which $20,519 ($6.65 per COP's unit) was paid to COP's holders.

6. Real Estate
A. During the fourth quarter of 1996, BK-III sold its leasehold interest in one Property as follows:

                         Date     Adjusted         Net         Gain
                           of      Selling        Book           on
Store                    Sale       Price*       Value         Sale
Delhi Township, OH   11/15/96     $507,000    $123,807     $383,193

 * Purchase price of the Properties less legal costs related to the sales of the Properties.